Exhibit 5.1

Milan Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.
650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Tel: +1.714.540.1235 Fax: +1.714.755.8290 www.lw.com

FIRM / AFFILIATE OFFICES
Austin	Milan
Beijing	Munich
Boston	New York
Brussels	Orange County
Century City	Paris
Chicago	Riyadh
Dubai	San Diego
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Hamburg	Silicon Valley
Hong Kong	Singapore
Houston	Tel Aviv
London	Tokyo
Los Angeles	Washington, D.C.
Madrid

April 2, 2024

AEON Biopharma, Inc.

5 Park Plaza, Suite 1750

Irvine, California 92614

Re: AEON Biopharma, Inc. – Registration Statement on Form S-1

To the addressee set forth above:

We have acted as special counsel to AEON Biopharma, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (i) the offer and sale from time to time of (a) 31,794,292 shares (the “Resale Shares”) of Class A common stock, par value $0.0001 per share (the “common stock”), of the Company, in each case, by the registered holders named in the Registration Statement and (b) 3,988,952 warrants (the “Resale Warrants”) to acquire shares of common stock, (ii) the issuance by the Company of up to 4,387,910 shares of common stock (the “Equity Award Shares”) upon the exercise of options to purchase shares of common stock or settlement of restricted stock unit awards into shares of common stock issuable under the ABP Sub Inc. 2019 Incentive Award Plan (the “Plan”), (iii) the offer and sale from time to time of up to 28,737,150 shares of common stock (the “Convertible Note Shares”) issuable upon conversion of certain senior secured convertible notes issued by the Company pursuant to the Subscription Agreement, dated March 19, 2024, by and between the Company and Daewoong Pharmaceutical Co., LTD. (collectively, the “Convertible Note Agreements”) and (iv) the issuance by the Company of up to 8,276,085 shares of common stock (the “Warrant Shares”) upon the exercise of warrants to purchase shares of common stock (the “Warrants”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”) other than as expressly stated herein with respect to the Resale Shares, the Resale Warrants, the Equity Award Shares, the Convertible Note Shares and the Warrant Shares.

April 2, 2024

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and, with respect to the opinions set forth in paragraph 3 below, the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The outstanding Resale Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.
2.

When the Resale Shares issuable upon exercise or settlement of outstanding equity awards shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the recipients thereof and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by and pursuant to the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), such Resale Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.

3.	The Resale Warrants are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
4.

When the Equity Award Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the recipients thereof and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by and pursuant to the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the Equity Award Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.

5.

When the Convertible Note Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the recipients thereof and have been issued by the Company in the circumstances contemplated by and pursuant to the Convertible Note Agreements, the Convertible Note Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.

6.	When the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Warrant

April 2, 2024

holders and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants and the Warrant Agreement, dated February 8, 2021, between the Company and Continental Stock Transfer & Trust Company, as warrant agent, relating to the Warrants (the “Warrant Agreement”), the Warrant Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.

In rendering the opinions set forth in paragraphs 2, 4, 5 and 6, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

Our opinions set forth in numbered paragraph 3 are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Warrants and the Warrant Agreement have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Warrants and the warrant agreement constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

April 2, 2024

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,
/s/ Latham & Watkins LLP